EXHIBIT 10.1

October 18, 2012
Dear Rami,
I want to thank you for your contribution to Juniper and congratulate you on your promotion. Below you will find details of your new compensation package. The details in this letter supersede and replace your prior focal 2012 letter with regard to your base salary and Grade.
Promotion
You are hereby promoted to Grade 16 Executive Vice President (EVP). Congratulations on this accomplishment in your career at Juniper! In this role you will begin reporting to me. You will also be deemed a Section 16 officer of the company.
Base Salary
Effective November 1, 2012, your base salary will be increased to $600,000.
Executive Annual Incentive Plan
You will continue to be a participant in Juniper's 2012 Executive Annual Incentive Plan. Effective November 1, 2012, your annual target incentive is increased to 150% of your base salary, consistent with target bonus percent of salary values for Grade 16 executives (your 2012 target incentive will be prorated based on the 10 months at the 75% target level and your 2 months at the 150% target level).
Equity Award
Promotion Award (Granted in October 2012): You will be granted on October 19, 2012 138,000 restricted stock units (RSU). The RSUs will vest cumulatively over a period of three years as long as you remain an employee of Juniper Networks, with 34% vesting on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 33% vesting on the third anniversary of the grant date. All RSU grants are subject to the terms of the 2006 Equity Incentive Plan, related agreements and applicable sub-plans. An RSU grant represents an unsecured promise by the Company to issue shares of common stock in the future, provided the vesting criteria are satisfied.
This agreement does not give rise to any agreement to employ you for the period discussed above or for any specific period. Your employment with Juniper is “at will”. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Juniper will have a similar right and may conclude its employment relationship with you at any time, with or without cause.
Thank you again for your support and continuing contributions to Juniper's success.

/s/ Kevin Johnson	October 22, 2012
Kevin Johnson	Date

Agreed and Accepted:

/s/ Rami Rahim	October 22, 2012
Rami Rahim	Date